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                                                                   Exhibit 99.02

                                 FIRST AMENDMENT
                                     TO THE
                       CARDINAL HEALTH 401(K) SAVINGS PLAN
                    (As amended and restated January 1, 2005)

                             BACKGROUND INFORMATION

A. Cardinal Health, Inc. ("Cardinal Health") established and maintains the Cardinal Health 401(k) Savings Plan (the "Plan") for the benefit of participants and their beneficiaries.

B. The Cardinal Health, Inc. Financial Benefit Plans Committee (the "Committee") oversees the administration of the Plan and is authorized to amend the Plan.

C. The Committee desires to amend the Plan to clarify a variety of existing provisions and to more fully describe certain grandfathered benefits retained from prior merging plans.

D. The Committee also desires to amend the Plan to permit continued participant loan payments after a designated reduction in force and otherwise to clarify the treatment of outstanding participant loan balances after termination of employment and in other circumstances.

E.   Section 12.02 of the Plan permits the amendment of the Plan at any time.

                              AMENDMENT OF THE PLAN

     The Plan is hereby amended as follows, effective as of January 1, 2005 unless another date is set forth below:

1. Section 1.14 of the Plan is hereby amended in its entirety to read as follows:

          Section 1.14. Eligible Employee. Any Employee other than (a) an Employee who may be excluded from participation pursuant to Code Section 410(b)(3) as a nonresident alien or as an Employee covered by a collective bargaining agreement recognized as such under applicable federal labor law and which does not expressly provide for participation in the Plan by Employees covered thereunder, (b) an Employee who is (i) a resident of Puerto Rico, (ii) working in Puerto Rico, (iii) paid on the payroll of a Puerto Rico location of the Company or a Related Employer, and (iv) eligible to participate in the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, (c) an Employee of an Employer (including, but not limited to, Cardinal Health 109, Inc.) classified as a non-regular "PRN" or on-call Employee, (d) an Employee of Mediqual Systems, Inc. classified as an On-Demand Data Extractor or On-Demand Data Entry employee, or (e) an Employee hired on a short-term basis, such as an intern. An Eligible Employee may become a Participant in the Plan pursuant to the requirements of Article II.

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2.   Section 5.02(B) of the Plan is hereby amended to read as follows:

     Consent. The Participant must consent in writing to a distribution (including the form of the distribution) if: (i) the Participant's Nonforfeitable Account Balance on the date the distribution commences exceeds $1,000 ($5,000 or less prior to March 28, 2005), and (ii) the Administrative Committee directs the Trustee to make a distribution to the Participant prior to his attaining the later of Normal Retirement Age or age 62. Furthermore, the Participant's Spouse must consent in writing to the distribution if: (i) the Participant's Nonforfeitable Account Balance on the date the distribution commences exceeds $5,000; and (ii) the qualified joint and survivor annuity provisions of Code Section 401(a)(11) (as set forth in Schedule III of the Plan) apply to the distribution.

3. The introductory clause of Section 5.02(C) of the Plan is amended to read as follows:

     Time of Distribution of Account Balance. Upon Separation from Service, other than for death, before Normal Retirement Age, and subject to the consent requirements set forth in Schedule III to the Plan, the Participant's Account balance shall be distributed as follows:

4.   Section 6.06(E) of the Plan is amended in its entirety to read as follows:

     Repayment Terms. The terms and conditions of each loan shall be determined by mutual agreement between the Administrative Committee or Trustee and the Participant. The Administrative Committee shall take all necessary actions to ensure that each loan is repaid on schedule by its maturity date, including requiring repayment of the loan by payroll deduction whenever possible. However, notwithstanding the foregoing provisions of this Section 6.06.E., if a Participant is terminated from employment under the terms of a designated reduction in force, the Participant may continue to make loan payments on any loan balance outstanding at the time of such termination according to the procedures adopted by the Administrative Committee.

5.   Section 6.06(I) of the Plan is amended in its entirety to read as follows:

     Failure to make a payment within 90 days of the date payment is due will generally constitute a default, unless loan procedures adopted pursuant to this Section 6.06 and applicable law do not so require. The Administrative Committee may establish additional rules and procedures for handling loan defaults, including, but not limited to, restrictions on future borrowing.

6. The first sentence of Section 8.09(iv) of the Plan is hereby amended in its entirety to read as follows:

     That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Benefits Group within 90 days after receipt of the notice of denial of benefits.

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7.   Schedule V to the Plan is hereby amended in its entirety to read as set forth in Exhibit A hereto.

8.   All other Plan provisions shall remain in full force and effect.

                                        CARDINAL HEALTH, INC.


                                        By: /s/ Susan Nelson
                                            ------------------------------------
                                            Susan Nelson
                                        Its: Vice President - Compensation and
                                             Benefits

                                        Date: June 13, 2005

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                                   SCHEDULE V

                    SPECIAL PROVISIONS FOR PRIOR MERGED PLANS

A. Special Rules Regarding Participants in the Owen Healthcare, Inc. 401(k) Savings Plan.

     (i) A Participant employed by Owen Healthcare, Inc. ("Owen") on June 30, 1998 shall, to the extent applicable, continue to have a separate After-tax Contribution Account and a separate Participant IRA Account under the Plan.

     (ii) A Participant employed by Owen on June 30, 1998 shall continue to be permitted to obtain in-service withdrawals from his after-tax contributions Account.

     (iii) A Participant employed by Owen on June 30, 1998 shall continue to be permitted to obtain in-service withdrawals from his Participant IRA Account in an amount equal to all, but not less than all, of the amounts held in such Participant IRA Account.

B. Special Rules Regarding Participants in the Packaging Coordinators, Inc. Money Purchase Pension Plan. Participants employed by Packaging Coordinators, Inc. on June 30, 1998 shall continue to have the option to receive distributions from the Plan in the form of a 100% Qualified Joint and Survivor Annuity, to the extent applicable, or in the form of a single life annuity. A single life annuity shall continue to be the normal form of benefit payable to an unmarried Participant.

C. Transition Contribution for Participants in the R.P. Scherer Employees' Retirement Income Plan. The Employer shall make a Transition Contribution on behalf of an Employee of Cardinal Health 409, Inc. (f/k/a R.P. Scherer Corporation) who:

     (i) was a Participant in the R.P. Scherer Corporation Employees' Retirement Income Plan (the "Pension Plan") on December 31, 2002;

     (ii) completed at least five (5) Years of Service on or before December 31, 2002;

     (iii) attained at least age fifty (50) on or before December 31, 2002; and

     (iv) are employed by Cardinal Health 409, Inc. on the last day of the applicable Fiscal Year.

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     The amount of the Transition Benefit shall be a percentage of Compensation based on the Participant's Years of Service in the Pension Plan as of December 31, 2002:

                                                      Transition Benefit
Years of Service (as of 12/31/02)                         Percentage
---------------------------------                     ------------------
Less than five (5)                                             0%
At least five (5) but less than 10 (ten)                     1.5%
At least ten (10) but less than fifteen (15)                 3.5%
At least fifteen (15) but less than twenty (20)              5.5%
At least twenty (20) but less than twenty-five (25)          7.5%
Twenty-five (25) or more                                     9.5%

     The Transition Benefit shall be contributed to the Participant's Account for each Fiscal Year in which the Participant satisfies the criteria set forth in this subsection (b) beginning on January 1, 2003 and ending on December 31, 2008.

     Compensation issued to determine the amount of the Transition Benefit for an applicable Fiscal Year shall be based on the following periods:

Fiscal Year   Period Used to Determine Compensation
-----------   -------------------------------------
2003          January 1, 2003 to June 30, 2003
2004          July 1, 2003 to June 30, 2004
2005          July 1, 2004 to June 30, 2005
2006          July 1, 2005 to June 30, 2006
2007          July 1, 2006 to June 30, 2007
2008          July 1, 2007 to June 30, 2008
2009          July 1, 2008 to December 31, 2008

D. Special Rules Regarding Active Employees of Medical Products and Services (f/k/a Allegiance Corporation).

     (i) For purposes of Employer Contributions under the Plan, the term "Compensation" shall mean "Base Pay" until July 1, 2005 defined as follows:

          1. With respect to Employees who are compensated based upon sales commissions and with greater than 25% of pay at risk, Base Pay includes 75% of the Employee's regular pay, draw and commissions for the Plan Year, but excludes shift differentials, exception pay, Management Incentive Compensation Plan ("MICP"), lump sum merit pay, expenses, performance pay and any other payments

          2. With respect to Employees who are not compensated based upon sales commissions or who are paid commissions but with less than 25% of pay at risk, Base Pay includes regular pay, back pay, vacation pay, holiday

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               pay, sick pay, funeral pay, jury pay, military pay and other paid absences, but excludes overtime, short-term disability, shift differential, exception pay, MICP, lump sum merit pay, performance pay and any other payments.

     (ii) A Participant who (1) was employed by Allegiance Corporation prior to January 1, 2001, (2) is fully vested in his Non-Safe Harbor Matching Contributions and Employer Contributions Accounts, and (3) has attained his fifth anniversary of participation may elect to withdraw any or all of his Matching Contributions or amounts held in his Profit Sharing Account at any time. A Participant who elects to make such a withdrawal is ineligible to make Compensation Deferral Contributions for a period of six months commencing on the first day of the first calendar month following the date on which the accounts are valued for purposes of making such withdrawal. Such Participant's Compensation Deferral Contributions shall recommence at the same rate (unless the Participant elects otherwise) on the first day of the sixth full calendar month following the date of the commencement of the suspension.

E. Special Rules Regarding Former Participants in the Alaris Medical Systems Retirement Investment Plan. A Participant may withdraw all or part of his interest held in the Alaris Medical Systems Retirement Investment Plan credited prior to December 31, 1997, excluding earnings credited after December 31, 1997 and Pre-Tax Contributions, at any time. In addition to any other rules the Administrative Committee may prescribe, such withdrawals shall be limited to one withdrawal per Plan Year in a whole dollar amount of $500 or more.

F. Non-Highly Compensated Employees Subject to a Reduction in Force. A Non-highly Compensated Employee who has completed one full year of Service but less than three years of Service and is terminated from employment under the terms of a designated reduction in force shall receive additional vesting service under Section 4.01.A of the Plan.

     The Participant's Account balance reflecting such additional vesting shall be calculated by multiplying the portion of his or her Account balance that is subject to the vesting provisions of Section 4.01 by a fraction, the numerator of which is the Participant's calendar months of Service calculated from his or her date of hire and the denominator of which is 36, and by rounding the product up to the next whole percentage. A month of Service shall be included in the calculation of additional vesting service under this Section if the Participant has performed at least one Hour of Service during the calendar month. In no event shall a Participant be more than 100% vested in any amounts in his Accounts.